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                                                                     Exhibit 5.1


                      Friedman Kaplan Seiler & Adelman LLP
                           875 Third Avenue, 8th Floor
                            New York, New York 10022


                                                                  March 19, 2002


Interactive Systems Worldwide Inc.
2 Andrews Drive, 2nd Floor
West Paterson, New Jersey 07424


                    Re: Issuance of 350,000 shares of Common
                         Stock upon exercise of options


Ladies and Gentlemen:

         We have acted as counsel to Interactive Systems Worldwide Inc. (the "Company") in connection with the issuance of 350,000 shares of its common stock, par value $.001 per share (the "Common Stock"), issuable upon exercise of options granted or to be granted by the Company pursuant to its 1996 Stock Option Plan (the "Plan") pursuant to a registration statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement"). In so acting, we have examined the Company's Certificate of Incorporation and Bylaws and the records of the corporate proceedings and actions taken by the Company in connection with the issuance and sale of the Common Stock. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We have also assumed that each person or entity, other than the Company which is a party to any of the foregoing documents, has full power, authority and legal right to enter into and perform such agreements and has duly authorized, executed and delivered the same and that each of such agreements is the legal, valid and binding obligation of each such person or entity, enforceable against it in accordance with its terms.

         Based upon our examination as described above, subject to the assumptions, qualifications and limitations stated herein, it is our opinion that the Common Stock to be issued upon exercise of options granted or to be granted pursuant to the Plan will, upon issuance by the Company upon exercise of such options in accordance with the terms thereof, be legally and validly issued, fully paid and nonassessable.

         We are members of the Bar of the State of New York and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States typically applicable to transactions of the type contemplated by the Plan.


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         This opinion speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We assume no obligation to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur.

         We hereby consent to the filing of this opinion as an exhibit to, and to the use of our name in, the Registration Statement.



                                        Very truly yours,

                                        /s/ Friedman Kaplan Seiler & Adelman LLP
                                        Friedman Kaplan Seiler & Adelman LLP